UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

NOVA MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-52668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

2903 ½ Frank Gay Rd. Marcellus, New York 13108
(Address of principal executive offices)

(315) 558-3702

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Officer

On March 31, 2011, Joseph C. Passalaqua resigned, effective immediately, from his position as sole member of the board of directors (the “Board”), President, Treasurer, Secretary and all other officer positions Mr. Passalaqua held with Nova Mining Corporation (the “Company”).  His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.  A copy of Mr. Passalaqua’s resignation letter is attached hereto as Exhibit 17.1 and incorporated herein in its entirety by reference.

Appointment of Director and Officer

On March 31, 2011, pursuant to a written consent, the Board appointed Carmen Joseph Carbona as President of the Company and sole member of the Board to replace some of the vacancies left by Mr. Passalaqua’s resignation.  Mr. Carbona’s relevant business experience is below:

Carmen Joseph Carbona, age 51, President and Director

Mr. Carbona is currently and has been since July 2005 a pharmaceutical representative for Health Direct, a division of Kinney Drugs and provider to hospitals, nursing homes and clinics of pharmaceutical supplies.

The Company believes that Mr. Carbona’s experience and comprehensive knowledge of dealing with clients and business development will be valuable for achieving strategic growth and business development.

Family Relationships

Mr. Carbona does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 5.01 Changes in Control of the Registrant

On April 28, 2011, Half Moon Bay Holdings, LLC (“Buyer”) acquired from Andriy Volianuk (“Seller”), the holder of 5,000,000 shares (the “Shares”) of common stock of the Company, all of Mr. Volianuk’s Shares, which constitute in the aggregate approximately 83.35% of the six million (6,000,000) issued and outstanding shares of common stock of the Company. The total consideration paid by Buyer for the Shares was the assumption of outstanding liabilities of the Company in the aggregate amount of approximately $17,500.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
17.1	Resignation Letter of Joseph Passalaqua dated as of March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA MINING CORPORATION

Dated: July 14, 2011	By:	/s/ Carmen Joseph Carbona
Carmen Joseph Carbona
President